UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2018 (August 31, 2018)

INVESTORS REAL ESTATE TRUST
(Exact name of Registrant as specified in its charter)

North Dakota	001-35624	45-0311232
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 31st Avenue SW, Suite 60, Post Office Box 1988, Minot, ND 58702-1988
(Address of principal executive offices) (Zip code)

(701) 837-4738
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.
On August 31, 2018, IRET entered into a Second Amended and Restated Credit Agreement, for which KeyBank, National Association and PNC Bank, National Association, acted as Syndication Agents, and Bank of Montreal, as Administrative Agent. In connection with this amendment, IRET:

•
increased the overall unsecured facility from $370 million to $395 million, reallocating the commitment for the revolving line of credit to $250 million and the remaining $145 million between two term loans;

•	extended the maturity of the revolving line of credit to August 2022;

•	extended the existing $70 million unsecured term loan maturity to January 2024;

•	added a new $75 million, 7-year unsecured term loan maturing in August 2025 that bears interest at a spread of 175 basis points over LIBOR based on IRET’s overall leverage; and

•	maintains a $200 million accordion option that can be accessed by increasing lending commitments.
Under the amendment, the interest rate on the existing facilities decreases by 25-35 basis points depending on IRET’s overall leverage. IRET also entered into a swap agreement for the entire $75 million and full term of the new unsecured 7-year term loan in its ongoing effort to reduce floating interest rate exposure.
Further information regarding this amendment can be found in the Press Release dated September 6, 2018, a copy of which is attached hereto as Exhibit 99.1.

ITEM 9.01    Financial Statements and Exhibits

(d)	Exhibits

Exhibit
Number	Description
10.1
Second Amended and Restated Credit Agreement, dated as of August 31, 2018, among IRET Properties, A North Dakota Limited Partnership, as Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, KeyBank, National Association and PNC Bank, National Association, as Syndication Agents, and Bank of Montreal, as Administrative Agent.

99.1	Press Release dated September 6, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS REAL ESTATE TRUST
Date: September 6, 2018	By:/s/ Mark O. Decker, Jr. Mark O. Decker, Jr. President & Chief Executive Officer